Exhibit 10.8

October 20, 2009

Mr. Kenneth I. Moch

68 Willow Avenue

Larchmont, New York 10538

Re: Employment Agreement

Dear Ken:

This letter is to confirm our understanding with respect to your employment by Chimerix, Inc. (the “Company”). The terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.           Employment.

(a)          General. The Company will employ you, and you will be employed by the Company, as Chief Operating Officer (“COO”) of the Company, reporting to the Company’s President and Chief Executive Officer (“CEO”), and you shall have the responsibilities, duty and authority commensurate with that position. You will also perform such reasonable other and/or different services for the Company as may be assigned to you from time to time consistent with those customarily performed by a COO. You agree that if your employment hereunder ends for any reason, you will tender your resignation to the Company of all offices with the Company as of the date of your termination.

(b)          Devotion to Duties. While you are employed hereunder, you will devote your full business time and energies to the business and affairs of the Company. While you are employed hereunder, you will not undertake any other employment from, or consulting arrangement with, any person or entity without the prior written consent of the Company. You may, however, (i) continue your current outside consulting arrangement with MediciNova, Inc. through no later than December 31, 2009, and (ii) serve as a member of the board of up to three other companies or organizations (including, for the avoidance of confusion, your current service as a director of Emisphere Technologies, Inc., Virgin Health Bank and Moffitt Genetics Corporation), with or without compensation, provided that you notify the Company’s Board of Directors (the “Board”) in advance of commencing any such membership and the Board determines that such membership does not conflict with your obligations to the Company, except that no such notification or determination shall be required with respect to your current service as a director of the companies disclosed in this subsection. The Company acknowledges that you will not fully relocate to the Durham area until some time in 2010 and agrees and understands that you may perform your services hereunder remotely from time to time from your New York residence but you agree to generally perform your services for the Company four days per week in the Company’s Durham office until such time as you complete your relocation.

Kenneth I. Moch October 20, 2009 Page 2

2.           Term. The Company hereby agrees to employ you, and you hereby accept employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of June 8, 2009 (the “Commencement Date”) and ending on the second anniversary of the Commencement Date (such period is the “Initial Term”), subject to earlier termination as provided in section 4; provided, however, that at the end of such Initial Term and each anniversary date thereafter, the term of this Agreement will automatically be extended for an additional year unless, not less than thirty (30) days prior to the end of such Initial Term or one (1) year extension period, as the case may be, the Company or you shall have given written notice that it or you elects not to have the term extended. The term of this Agreement as extended and defined by this section shall be referred to as the “Agreement Term.”

3.           Compensation.

(a)          Base Salary. While you are employed hereunder, the Company will pay you a base salary at the annual rate of no less than $395,000, payable in accordance with the Company’s customary payroll practices (the “Base Salary”). The Company will deduct from such salary payments all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate. Your Base Salary shall be evaluated by the Board or the Compensation Committee of the Board (the “Compensation Committee”) on or about the first anniversary of the Commencement Date and at such time shall be subject to increase, but not decrease, by the Board or the Compensation Committee.

(b)          Collaboration Bonus. You will be paid a one-time cash bonus in the amount of $250,000 in the event the Company executes a definitive agreement for a collaboration transaction on or before September 30, 2010, subject to your continued employment by the Company through the date such definitive agreement is executed, and provided that both of the following conditions are met as determined by the Board or the Compensation Committee in its good faith discretion: (i) the Company receives gross cash proceeds of at least $10,000,000 pursuant to such definitive agreement on or before September 30, 2010 and (ii) such definitive agreement includes a binding commitment of the collaborator to pay the Company total gross cash proceeds of at least $50,000,000 (including the payment referred to in clause (i) above) by no later than the third anniversary of the execution date of such definitive agreement (the “Collaboration Bonus”). For the avoidance of confusion, milestone-based or other contingent payments and royalty payments shall not be considered committed payments for purposes of determining whether the Collaboration Bonus has been earned. The Collaboration Bonus, if any, shall be paid within fourteen (14) business days following the execution of the definitive agreement for the collaboration transaction and the receipt of the payment referred to in clause (i) above.

Kenneth I. Moch October 20, 2009 Page 3

(c)          Performance Bonus. You will be eligible to receive an annual cash bonus in an amount determined by the Board or the Compensation Committee, based upon the Company’s good faith assessment of your achievement of individual goals, and of the Company’s achievement of its goals, which assessment shall be done by the CEO in conjunction with the Board or the Compensation Committee (the “Performance Bonus”). It is understood that the Compensation Committee’s intent is for your target annual cash bonus plus your Base Salary to place you in the 50th to 75th percentile for total cash compensation (salary plus bonus) for chief executive officers of companies you and the Company agree are similarly situated as set forth in the then applicable Radford or comparable executive compensation survey. Individual goals for each calendar year will be established, and modified, in good faith by you and the CEO. If the Company awards you a Performance Bonus, you shall under no circumstances be entitled to or otherwise be deemed to have earned such Performance Bonus unless and until the Performance Bonus is calculated, which calculation shall occur by February 15 of each applicable year, and paid to you, which payment shall be in the form of a lump-sum no later than two and a half months following the close of the calendar year to which such bonus relates. For the first partial year of your employment, your Performance Bonus will be awarded on a pro rata basis based upon the number of days you are employed during such year.

(d)          Equity Compensation.

(i)          The Company has granted you a stock option under the Chimerix, Inc. 2002 Equity Incentive Plan, as amended (the “Stock Plan”) to purchase 800,000 shares of common stock of the Company (the “Initial Option”) at an exercise price equal to $0.44 per share with a vesting commencement date of June 8, 2009 (the “Vesting Commencement Date”). One quarter of the Initial Option shall vest on the first anniversary of the Vesting Commencement Date, and thereafter, the remaining portion of the Initial Option shall vest in equal monthly installments over the following 36 month period until the Initial Option is fully vested, subject to your continued employment by the Company through the applicable vesting dates, and subject to the terms of this Agreement; provided that the exercisability of the Initial Option shall be structured so that the Initial Option shall qualify in its entirety as an incentive stock option under the Code (as defined below). Except as provided herein, the Initial Option is subject to the terms and conditions of the Stock Plan and the Company’s standard form of stock option agreement.

(ii)         In addition, the Company has granted you a stock option under the Stock Plan to purchase 500,000 shares of common stock of the Company (the “Additional Option”) at an exercise price equal to $0.89 per share. One quarter of the Additional Option shall vest on the first anniversary of the Vesting Commencement Date, and thereafter, the remaining portion of the Additional Option shall vest in equal monthly installments over the following 36 month period until the Additional Option is fully vested, subject to your continued employment by the Company through the applicable vesting dates, and subject to the terms of this Agreement; provided that the vesting of the Additional Option shall be structured so that the maximum possible portion of the Additional Option shall qualify as an incentive stock option under the Code, and the remaining portion of the Additional Option will contain an early exercise provision. Except as provided herein, the Additional Option is subject to the terms and conditions of the Stock Plan and the Company’s standard form of stock option agreement.

Kenneth I. Moch October 20, 2009 Page 4

(iii)        In addition, as soon as practicable following the date of this Agreement, the Company shall grant you two further options under the Company’s Stock Plan to purchase additional shares of common stock of the Company in an amount such that in the aggregate, you will have 5% of the total fully diluted ownership interest of the Company as of immediately following such option grants (and calculated after giving effect thereto) at an exercise price equal to the Fair Market Value (as defined in the Stock Plan) of the Company’s common stock on the date of such grant. The shares subject to such two option grants (the “CEO Option” and the “Performance Option”, respectively) shall be equivalent in number. The CEO Option shall vest in equal monthly installments commencing on the 1st of the month following your promotion to the position of the Company’s President and CEO and continuing thereafter for 47 months until the CEO Option is fully vested. The CEO Option shall vest subject to your continued employment by the Company through the applicable vesting dates described above, and subject to the terms of this Agreement. The Performance Option shall vest in equal monthly installments commencing on the 1st of the month following the satisfaction of the following conditions set forth in this subsection and continuing thereafter for 47 months until the Performance Option is fully vested: (A) the Company has executed a definitive agreement for a collaboration transaction triggering the payment of the Collaboration Bonus and has actually received gross cash proceeds of at least $30,000,000 pursuant to the definitive agreement for such collaboration transaction, and (B) the Company or the Spin-off Company (as defined below) has been awarded a grant from the Biomedical Advanced Research and Development Authority for the procurement of smallpox antiviral drug for the Strategic National Stockpile and has actually received gross cash proceeds of at least $100,000,000 from such grant; or (C) the satisfaction of such conditions as the Compensation Committee or Board may determine in its good faith discretion. The Performance Option shall vest subject to your continued employment by the Company through the applicable vesting dates described above, and subject to the terms of this Agreement. Except as provided herein, the CEO Option and the Performance Option will be subject to the terms and conditions of the Stock Plan and the Company’s standard form of stock option agreement. Notwithstanding anything to the contrary set forth herein or therein, no portion of the CEO Option shall vest in the event you are not first promoted to the position of the Company’s President and CEO, and no portion of the Performance Option shall vest in the event the relevant performance conditions specified above are not satisfied.

(iv)        The stock options to be received in the spin-out of the existing biodefense business and operations (the “Spin-off Company”) in accordance with Section 11(a) of the Stock Plan (the “Spin-off Options”) shall provide that for so long as you remain employed by either the Company or the Spin-off Company the Spin-off Options shall continue to vest and remain exercisable and the termination date of the Spin-off Options in the event of your termination of employment shall be determined based upon the later of your termination of employment with the Company or the Spin-off Company.

Kenneth I. Moch October 20, 2009 Page 5

(v)         To the extent allowed pursuant to Section 422 of the Internal Revenue Code of 1986, as amended and the regulations and other guidance promulgated thereunder (the “Code”), each option referred to in subparagraphs (i), (ii) and (iii) hereof shall be deemed to be an incentive stock option and to the extent any option is non-qualified, such option shall contain an early exercise provision.

(e)          Vacation. You will be entitled to paid vacation and paid holidays, accrued and used in accordance with the Company’s policies as to senior executives as currently in effect. All vacation days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company.

(f)           Fringe Benefits. You will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”). Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits.

(g)          Reimbursement of Certain Expenses.

(i)          Business Expenses. You shall be reimbursed for such reasonable and necessary business expenses incurred by you while you are employed by the Company, which are directly related to the furtherance of the Company’s business. You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation. If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which you incur such business expense. Subject to the requirements of subparagraph 7(k), your legal fees associated with the preparation, negotiation and execution of this Agreement shall be reimbursed in accordance with this subparagraph 3(g)(i) in an amount up to $10,000 upon your presentation of invoices to the Company.

Kenneth I. Moch October 20, 2009 Page 6

(ii)         Other Expenses.

(1)         The Company will either directly pay or fully reimburse you for all reasonable expenses incurred by you for transportation, phone, food and lodging as well as travel between your New York home and the Company offices in Durham until such time as you fully relocate to Durham.

(2)         (A)         The Company will either directly pay or fully reimburse you for all reasonable expenses incurred by you during 2010 associated with the sale of your home in New York and the transport of your belongings to Durham and otherwise reasonably associated with your relocation to the Durham area. Notwithstanding the foregoing, the total amount of any payments and reimbursements under this subparagraph 3(g)(ii)(2)(A) shall not exceed $125,000. The reimbursements provided for in this subparagraph 3(g)(ii)(2)(A) shall be subject to the expense reimbursement requirements of subparagraph 3(g)(i), including the applicable deadlines for submission of substantiating documentation and reimbursement of expenses. In the event any such payment or reimbursement is deemed taxable income to you under this subparagraph 3(g)(ii)(2)(A), the Company will gross you up for such taxes such that you are made whole. Any such tax gross-up payment shall be made no later than the end of the calendar year next following the calendar year in which the taxes are remitted by you.

(B)         Alternatively, at your request the Company will provide you in 2009 a loan in the principal amount of $125,000, to be used solely toward the down payment on the purchase of a home in the Durham area. The loan would have a one-year term, bear interest at the applicable federal rate, and have other terms and conditions reasonably agreed upon by you and the Company. At any time when the loan is outstanding, or in the event the loan is forgiven by the Company, you would not be eligible for the payments and reimbursements provided for in subparagraph 3(g)(ii)(2)(A).

(h)          Indemnification and Directors and Officers Insurance. You and the Company shall enter into the Company’s standard form of Indemnification Agreement, which is attached hereto as Exhibit A. The Company shall purchase and maintain in full force and effect at all times during your employment policies of directors and officers insurance with such coverage and limits as may be approved from time to time by the Board.

4.           Termination. The Agreement shall terminate upon the occurrence of any of the following:

(a)          Termination of the Agreement Term. The Agreement shall terminate at the expiration of the Agreement Term as set forth in section 2.

(b)          Termination by the Company for Cause. The Agreement shall terminate, at the election of the Company, for Cause upon written notice by the Company to you. For the purposes of this section, “Cause” for termination shall be limited to the following:

Kenneth I. Moch October 20, 2009 Page 7

(i)          Your conviction of a felony; or

(ii)         (A) you commit fraud, (B) you commit misconduct, or (C) a final judicial determination from which there is no right of appeal adjudicates your violation of an applicable law or regulation or your breach of fiduciary duty, each of which (A), (B) and (C) results in material and demonstrable damage to the business or reputation of the Company; or

(iii)        Your intentional and willful refusal to perform the duties associated with your position with Company, which is not cured within thirty (30) days following written notice to you; provided, however, that your refusal to take any action that you reasonably believe violates any applicable law or regulation or fiduciary duty, shall not constitute grounds for the application of this subsection.

(c)          Termination by the Company Without Cause. This Agreement shall terminate at the election of the Company, without Cause, at any time upon 30 days prior written notice by the Company to you.

(d)          Termination Upon Death or Disability. The Agreement shall automatically terminate upon your death or disability.

(e)          Voluntary Termination by You. You may terminate this Agreement at your election other than for Good Reason (as defined herein) upon not less than 30 days prior written notice to the Company, or for Good Reason subject to the prior notice requirements specified herein.

(f)          Definition of Good Reason. As used in this Agreement, “Good Reason” means if the Company, without your written consent, fails to cure any one or more of the events or circumstances listed below within 10 business days after receiving notice from you:

(i)          the assignment to you of duties materially inconsistent with this Agreement or a material diminution in title or authority;

(ii)         any material reduction in compensation including Base Salary, or any material failure to provide other payments and benefits to which you are entitled under this Agreement including without limitation the obligation to purchase and keep in force a policy of officers and directors liability insurance, provided that you may not trigger a Good Reason resignation if, prior to a Change of Control (as such term is defined below), a Company-wide reduction of total compensation takes place, including benefits, for employees of the Company generally (such exception shall not apply if such reduction takes place after the effective date of any Change of Control); or

Kenneth I. Moch October 20, 2009 Page 8

(iii)        the requirement that you relocate to a location more than 50 miles outside of the Durham area after you relocate to that area from New York.

(g)          Supervision of Packing of Valuables in the Event of Termination. The Company agrees that if it terminates you for any reason, or elects not to renew the Agreement and permits it to expire, it shall allow you to personally pack your office, providing such packing is done under the supervision of a Company employee.

5.           Effect of Termination.

(a)          In the event (i) you are terminated for Cause; (ii) you are terminated due to death; or (iii) you voluntarily terminate your employment (other than for Good Reason), unless otherwise specifically provided herein, you, or your estate, shall be eligible only to receive (i) the portion of your Base Salary as has accrued prior to the effectiveness of such termination and has not yet been paid, (ii) an amount equal to the value of your accrued but unused vacation days, and (iii) reimbursement for expenses properly incurred by you on behalf of the Company prior to such termination if such expenses are properly documented in accordance with Company policy and practice and submitted for reimbursement within 30 days of the termination date (collectively, the “Accrued Obligations”). Such amounts will be paid promptly after termination in accordance with applicable law.

(b)          In the event you are terminated due to disability, in addition to the Accrued Obligations, and contingent on your executing a complete release of claims against the Company within forty-five days of your termination, and you do not revoke such release (a fully effective release is hereafter, the “Release,” a form of which is attached hereto as Exhibit B), you shall be entitled to receive continuation of your Base Salary in effect at the time of termination (less any disability pay or sick benefits to which you may be entitled under the Company’s policies), for a period of six (6) months following the effectiveness of the Release. The Base Salary continuation severance benefits provided pursuant to this section 5(b) shall be payable in periodic installments commencing immediately after the effective date of the Release in accordance with the Company’s regular payroll procedures in effect as of the date of this Agreement.

Kenneth I. Moch October 20, 2009 Page 9

(c)          In the event (i) you are terminated without Cause; or (ii) you resign for Good Reason, in addition to the Accrued Obligations, and contingent on your executing a Release within forty-five days of your termination, and you do not revoke such Release, you shall be entitled to receive continuation of your Base Salary in effect at the time of termination, for a period of six (6) months following the effectiveness of the Release. Such benefits shall be calculated by reference to your Base Salary prior to any reduction in Base Salary that would give rise to your right to resign for Good Reason. The Base Salary continuation severance benefits provided pursuant to this section 5(c) shall be payable in periodic installments commencing immediately after the effective date of the Release in accordance with the Company’s regular payroll procedures in effect as of the date of this Agreement. In addition to the foregoing, in the event (i) you are terminated without Cause; or (ii) you resign for Good Reason, if you timely and accurately elect to continue your health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and comply with the Release related conditions specified above, you shall be entitled to receive reimbursement of COBRA premiums to maintain medical and dental benefits for you and your qualified beneficiaries, if any, at the same level of coverage in effect at the time of termination for the earlier of (x) six (6) months following the termination, (y) the date you become eligible for a medical insurance plan providing similar benefits to that of the Company plan or (z) the expiration of your continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage.

(d)          In the event the Agreement Term expires and the Company elects not to renew the Agreement, then in addition to the Accrued Obligations, you shall be entitled to the same benefits provided in section 5(e) herein, subject to your execution of the Release. The benefits in this subsection are subject to the same limitations of 409A of the Code as set forth in section 7(k).

(e)          Additional Benefits Upon a Change of Control.

(i)          In the event of a Change of Control, you shall be entitled to accelerated vesting of your options, restricted stock and other equity awards with respect to such number of shares subject to such awards as would have vested during the 12 months immediately following the effective date of such Change of Control. Following such acceleration, subject to the continuation, assumption or substitution of your awards and your continued employment by the Company or the successor or surviving company in such Change of Control, any unvested shares remaining subject to your options, restricted stock or other equity awards shall continue to vest at the same rate and in the same amounts as prior to such acceleration. For example, assume at the time immediately prior to a Change of Control (i) the number of unvested shares subject to your option is 36 shares and (ii) such shares are vesting monthly such that 1 share is vesting each month. In such event, following both a Change of Control and the related 12-month vesting acceleration described herein, the remaining unvested shares subject to your option (i.e., 24) shall continue to vest at the same rate (and in the same amounts) as prior to such acceleration (i.e., 1 share per month) over the remaining vesting period, thereby shortening the vesting period provided in this example by 12 months.

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(ii)         In the event you are terminated without Cause or you resign for Good Reason following a Change of Control, then, in addition to any other benefits to which you are entitled pursuant to this Agreement, all options shall fully vest and be immediately accelerated and the restrictions on any restricted stock, if any, shall lapse. If, in such event, any portion of the payments, benefits and vesting to or for your benefit (including, but not limited to, payments, benefits and vesting under this Agreement but determined without regard to this paragraph) (collectively “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax “), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards. The determination as to whether your payments, benefits and vesting are parachute payments and, if so, the Reduced Amount shall be calculated at the Company’s expense by such certified public accounting firm as the Board may designate prior to a Change of Control (the “accounting firm”). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

(g)          “Change of Control”. As used herein, a “Change of Control” shall occur or be deemed to have occurred only upon any one or more of the following events:

(i)          any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, provided that changes in beneficial ownership resulting from issuances of securities by the Company in capital-raising transactions shall be disregarded in determining whether a Change of Control has occurred;

(ii)         persons who, as of the date of this Agreement, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger, consolidation or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the date of this Agreement whose election was approved or recommended by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this section 6(f), be considered a member of the Incumbent Board;

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(iii)        the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(iv)        the stockholders of the Company approve a plan of complete liquidation of the Company; or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

6.          Employee Proprietary Information and Inventions Agreement. You agree to simultaneously execute the Company’s standard Employee Proprietary Information and Inventions Agreement with the execution of this Agreement in the form annexed as Exhibit C.

7.          General.

(a)          Notices. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To Company:	Chimerix, Inc.
2505 Meridian Parkway, Suite 340
Durham, NC 27713

To the Executive:	Kenneth I. Moch
68 Willow Avenue
Larchmont, New York 10538

All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

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(b)          Entire Agreement. This Agreement, together with any Stock Option Agreements executed by you and the Company (either prior to or in conjunction with this Agreement), the Indemnification Agreement, the Arbitration Agreement (as defined below) and the Employee Proprietary Information and Inventions Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)          Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto (which in the case of the Company, shall be approved by the Board or the Compensation Committee).

(d)          Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions (which in the case of the Company, shall be approved by the Board or the Compensation Committee). No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)          Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved or to any parent, subsidiary or other affiliated entity of the Company. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void; provided, however, in the event of your death, your rights, compensation and benefits under this Agreement shall inure to the benefit of your estate, such that, for example, stock issuable to you, and awards and payments payable to you, shall be issued and paid to your estate.

(f)           Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of North Carolina without giving effect to the conflict of law principles thereof.

(g)          Dispute Resolution. You and the Company agree to resolve any disputes arising from or relating to this Agreement solely through arbitration as provided in the Company’s standard Mutual Agreement to Arbitrate Claims annexed as Exhibit D (the “Arbitration Agreement”). Nothing in this section applies to or governs disputes arising under or relating to the Employee Proprietary Information and Inventions Agreement. Any arbitration proceeding arising out of or relating to this Agreement shall be brought in the State of North Carolina and each of the parties irrevocably waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the arbitration proceeding shall be heard and determined only in any such venues and agrees not to bring any proceeding arising out of or relating to this Agreement in any other venue.

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(h)          Severability. The parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(i)          Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(j)          Taxes. All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

(k)          Compliance with Code Section 409A. This Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A, or any applicable exemptions from Code Section 409A, as the case may be. Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A will be paid under such exception. Despite any contrary provision of this Agreement:

(i)          All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. Any reference to termination of employment or your date of termination shall mean and refer to the date of your “separation from service,” as that term is defined in Treas. Reg. Section 1.409A-1(h).

(ii)         All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Kenneth I. Moch October 20, 2009 Page 14

(iii)        If you are a “specified employee” for purposes of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), (x) any payment that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to you under this Agreement during the six-month period following your separation from service (as determined in accordance with Code Section 409A) will be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”) and (y) in the event any equity compensation awards that vest upon termination of your employment constitute nonqualified deferred compensation within the meaning of Code Section 409A, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Code Section 409A on which the shares (or cash) would otherwise be delivered or paid. You will be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which separation from service occurs. If you die during the postponement period, the amounts and entitlements delayed on account of Code Section 409A will be paid to your personal representative on the first to occur of the Delayed Payment Date or 30 days after the date of your death.

(iv)        For purposes of the limitations on nonqualified deferred compensation under Code Section, each payment of compensation under this Agreement will be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion under Code Section 409A for certain short-term deferral amounts.

(v)         Within the time period permitted by the applicable Code Section 409A or other applicable guidance, the parties may by mutual written agreement modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Code Section 409A, so as to avoid the imposition of taxes and penalties.

(l)          Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Kenneth I. Moch October 20, 2009 Page 15

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

Chimerix, Inc.

By:	/s/ George R. Painter III, Ph.D.
Name: George R. Painter II, Ph.D.
Title: Chief Executive Officer

Accepted and Approved:

/s/ Kenneth I. Moch	October 27, 2009
Kenneth I. Moch	Date

Kenneth I. Moch October 20, 2009 Page 16

Exhibit A

Indemnification Agreement

INDEMNIFICATION AGREEMENT

THIS INDEMIFICATION AGREEMENT is made and entered into as of the 20th day of October, 2009 (the “Agreement”), by and between Chimerix, Inc., a Delaware corporation (the “Company”), and Kenneth I Moch (the “Indemnitee”), with reference to the following facts:

A.           The Company desires the benefits of having Indemnitee serve as an officer and/or director secure in the knowledge that any expenses, liability and/or losses incurred by Indemnitee in Indemnitee’s good faith service to the Company will be borne by the Company or its successors and assigns;

B.           Indemnitee is willing to serve in Indemnitee’s position with the Company only on the condition that Indemnitee be indemnified for such expenses, liability and/or losses;

C.           The Company and Indemnitee recognize the increasing difficulty in obtaining liability insurance for directors, officers and agents of a corporation at reasonable cost;

D.           The Company and Indemnitee recognize that there has been an increase in litigation against corporate directors, officers and agents; and

E.           The Company’s Bylaws allow the Company to indemnify its directors, officers and agents to the maximum extent permitted under Delaware law.

NOW, THEREFORE, the parties hereby agree as follows:

1.           Definitions. For purposes of this Agreement:

1.1           “Agent” shall mean any person who is or was a director, officer, employee or agent of the Company or a subsidiary of the Company whether serving in such capacity or as a director, officer, employee, agent, fiduciary or other official of another corporation, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company.

1.2           “Change of Control” shall mean the occurrence of any of the following events after the date of this Agreement:

(a)          A change in the composition of the board of directors of the Company (the “Board”), as a result of which fewer than two-thirds of the incumbent directors are directors who either (a) had been directors of the Company 24 months prior to such change or (b) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

(b)          Any “person” (as such term is used in sections 13(d) - and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended) through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Capital Stock”); provided, however, that any change in ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; and provided, further, that any change in ownership of the Company’s securities resulting solely from issuances of Capital Stock by the Company primarily for the purpose of raising capital shall be disregarded.

1.3           “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

1.4           “Expenses” shall be broadly construed and shall include, without limitation, (a) all direct and indirect costs incurred, paid or accrued, (b) all attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, (c) all other disbursements and out-of-pocket expenses, (d) amounts paid in settlement, to the extent not prohibited by Delaware Law, and (e) reasonable compensation for time spent by Indemnitee for which Indemnitee is otherwise not compensated by the Company or any third party, actually and reasonably incurred in connection with or arising out of a Proceeding, including a Proceeding by Indemnitee to establish or enforce a right to indemnification under this Agreement, applicable law or otherwise.

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1.5           “Independent Counsel” shall mean a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent: (a) the Company, an affiliate of the Company or Indemnitee in any matter material to either party or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.

1.6           “Liabilities” shall mean liabilities of any type whatsoever, including, but not limited to, judgments or fines, ERISA or other excise taxes and penalties, and amounts paid in settlement (including all interest, assessments or other charges paid or payable in connection with any of the foregoing) actually and reasonably incurred by Indemnitee in connection with a Proceeding.

1.7           “Delaware Law” means the Delaware General Corporation Law, as amended and in effect from time to time or any successor or other statutes of Delaware having similar import and effect.

1.8           “Proceeding” shall mean any pending, threatened or completed action, hearing, suit or any other proceeding, whether civil, criminal, arbitrative, administrative, investigative or any alternative dispute resolution mechanism, including without limitation any such Proceeding brought by or in the right of the Company.

2.           Employment Rights and Duties. Subject to any other obligations imposed on either of the parties by contract or by law, and with the understanding that this Agreement is not intended to confer employment rights on either party which they did not possess on the date of its execution, Indemnitee agrees to serve as a director or officer so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Amended and Restated Certificate of Incorporation (the “Certificate”) and Bylaws (the “Bylaws”) of the Company or any subsidiary of the Company and until such time as Indemnitee resigns or fails to stand for election or until Indemnitee’s employment terminates. Indemnitee may at any time and for any reason resign or be removed from such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in any such position.

2.1          Directors’ and Officers’ Insurance.

(a)          The Company hereby covenants and agrees that, so long as Indemnitee shall continue to serve as a director or officer of the Company and thereafter so long as Indemnitee shall be subject to any possible Proceeding, the Company, subject to Section 2.1(c), shall maintain directors’ and officers’ insurance in full force and effect.

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(b)          In all policies of directors’ and officers’ insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors or officers most favorably insured by such policy.

(c)          The Company shall have no obligation to maintain directors’ and officers’ insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.

3.           Indemnification. The Company shall indemnify Indemnitee to the fullest extent authorized or permitted by Delaware Law and the provisions of the Certificate and Bylaws of the Company in effect on the date hereof, and as Delaware Law, the Certificate and Bylaws may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than Delaware Law, the Certificate and/or Bylaws permitted the Company to provide before such amendment). The right to indemnification conferred in the Certificate shall be presumed to have been relied upon by Indemnitee in serving or continuing to serve the Company as a director or officer and shall be enforceable as a contract right. Without in any way diminishing the scope of the indemnification provided by the Certificate and this Section 3, the Company shall indemnify Indemnitee if and whenever he is or was a witness, party or is threatened to be made a witness or a party to any Proceeding, by reason of the fact that Indemnitee is or was an Agent or by reason of anything done or not done, or alleged to have been done or not done, by Indemnitee in such capacity, against all Expenses and Liabilities actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with the investigation, defense, settlement or appeal of such Proceeding. In addition to, and not as a limitation of, the foregoing, the rights of indemnification of Indemnitee provided under this Agreement shall include those rights set forth in Sections 4 and 5 below.

4.           Payment of Expenses.

4.1           All Expenses incurred by or on behalf of Indemnitee shall be advanced by the Company to Indemnitee within 20 days after the receipt by the Company of a written request for such advance which may be made from time to time, whether prior to or after final disposition of a Proceeding (unless there has been a final determination by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified for such Expenses). Indemnitee’s entitlement to advancement of Expenses shall include those incurred in connection with any Proceeding by Indemnitee seeking a determination, an adjudication or an award in arbitration pursuant to this Agreement. The requests shall reasonably evidence the Expenses incurred by Indemnitee in connection therewith. Indemnitee hereby undertakes to repay the amounts advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified pursuant to the terms of this Agreement.

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4.2           Notwithstanding any other provision in this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith.

5.           Presumptions and Effect of Certain Proceedings. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, (a) adversely affect the rights of Indemnitee to indemnification except as indemnification may be expressly prohibited under this Agreement, (b) create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or (c) with respect to any criminal action or proceeding, create a presumption that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

6.           Remedies of Indemnitee in Cases of Determination not to Indemnify or to Advance Expenses.

6.1           In the event that (a) a determination is made that Indemnitee is not entitled to indemnification, (b) advances for Expenses are not made when and as required by this Agreement, (c) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement or (d) Indemnitee otherwise seeks enforcement of this Agreement, Indemnitee shall be entitled to a final adjudication in an appropriate court of the State of Delaware of Indemnitee’s entitlement to such indemnification or advance. Alternatively, Indemnitee at Indemnitee’s option may seek an award in arbitration. If the parties are unable to agree on an arbitrator, the parties shall provide JAMS Endispute (“JAMS”) with a statement of the nature of the dispute and the desired qualifications of the arbitrator. JAMS will then provide a list of three available arbitrators. Each party may strike one of the names on the list, and the remaining person will serve as the arbitrator. If both parties strike the same person, JAMS will select the arbitrator from the other two names. The arbitration award shall be made within 90 days following the demand for arbitration. Except as set forth herein, the provisions of Delaware law shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or arbitration award. In any such proceeding or arbitration Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption.

6.2           A determination, in whole or in part, that Indemnitee is not entitled to indemnification shall create no presumption in any judicial proceeding or arbitration that Indemnitee has not met the applicable standard of conduct for, or is otherwise not entitled to, indemnification.

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6.3           If a determination is made or deemed to have been made pursuant to the terms of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in the absence of (a) a misrepresentation of a material fact by Indemnitee in the request for indemnification or (b) a specific finding {which has become final) by a court of competent jurisdiction that all or any part of such indemnification is expressly prohibited by law.

6.4           The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, will be inadequate, impracticable and difficult of proof, and further agree that such breach would cause Indemnitee irreparable harm. Accordingly, the Company and Indemnitee agree that Indemnitee shall be entitled to temporary and permanent injunctive relief to enforce this Agreement without the necessity of proving actual damages or irreparable harm. The Company and Indemnitee further agree that Indemnitee shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by the Company, and the Company acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court.

6.5           The Company shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Company shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.

6.6           Expenses incurred by Indemnitee in connection with Indemnitee’s request for indemnification under, seeking enforcement of, or to recover damages for breach of, this Agreement shall be borne and advanced by the Company.

7.           Other Rights to Indemnification. Indemnitee’s rights of indemnification and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under applicable law, the Certificate, the Bylaws, an employment agreement, a vote of stockholders or Disinterested Directors, insurance or other financial arrangements or otherwise.

8.           Limitations on Indemnification. No indemnification pursuant to Section 3 shall be paid by the Company nor shall Expenses be advanced pursuant to Section 3:

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8.1           Insurance. To the extent that Indemnitee is reimbursed pursuant to such insurance as may exist for Indemnitee’s benefit. Notwithstanding the availability of such insurance, Indemnitee also may claim indemnification from the Company pursuant to this Agreement by assigning to the Company any claims under such insurance to the extent Indemnitee is paid by the Company. Indemnitee shall reimburse the Company for any sums Indemnitee receives as indemnification from other sources to the extent of any amount paid to Indemnitee for that purpose by the Company;

8.2           Section 16(b). On account and to the extent of any wholly or partially successful claim against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) or the Securities Exchange Act of 1934, as amended, and amendments thereto or similar provisions of any federal, state or local statutory law; or

8.3           Indemnitee’s Proceedings. Except as otherwise provided in this Agreement, in connection with all or any part of a Proceeding which is initiated by or on behalf of Indemnitee, or any Proceeding by Indemnitee against the Company or its directors, officers, employees or other agents, unless (a) such indemnification is expressly required to be made by Delaware Law, (b) the Proceeding was authorized by a majority of the Disinterested Directors (c) there has been a Change of Control or (d) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Delaware Law.

9.           Duration and Scope of Agreement; Binding Effect. This Agreement shall continue so long as Indemnitee shall be subject to any possible Proceeding subject to indemnification by reason of the fact that Indemnitee is or was an Agent and shall be applicable to Proceedings commenced or continued after execution of this Agreement, whether arising from acts or omissions occurring before or after such execution. This Agreement shall be binding upon the Company and its successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company) and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors, administrators and other legal representatives.

10.         Notice by Indemnitee and Defense of Claims. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter, which may be subject to indemnification hereunder, whether civil, criminal, arbitrative, administrative or investigative; but the omission so to notify the Company will not relieve it from any liability which it may have to Indemnitee if such omission does not actually prejudice the Company’s rights and, if such omission does prejudice the Company’s rights, it will relieve the Company from liability only to the extent of such prejudice; nor will such omission relieve the Company from any liability which it may have to if Indemnitee otherwise than under this Agreement with respect to any Proceeding:

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(a)          The Company will be entitled to participate therein at its own expense;

(b)          Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election so to assume the defense thereof and the assumption of such defense, the Company will not be liable to Indemnitee under this Agreement for any attorney fees or costs subsequently incurred by Indemnitee in connection with Indemnitee’s defense except as otherwise provided below. Indemnitee shall have the right to employ counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof and the assumption of such defense shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action or that the Company’s counsel may not be adequately representing Indemnitee or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company; and

(c)          The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim which would impose any limitation or penalty on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee will unreasonably withhold Indemnitee’s consent to any proposed settlement.

10.2         Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or part, the Company shall, in such an event, after taking into account, among other things, contributions by other directors and officers of the Company pursuant to indemnification agreements or otherwise, and, in the absence of personal enrichment, acts of intentional fraud or dishonesty or criminal conduct on the part of Indemnitee, contribute to the payment of Indemnitee’s losses in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct is active or passive.

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11.         Establishment of Trust. In order to secure the obligations of the Company to indemnify and to advance Expenses to Indemnitee pursuant to this Agreement, upon a Change of Control of the Company, the Company or its successor or assign shall establish a Trust (the “Trust”) for the benefit of the Indemnitee, the trustee (the “Trustee”) of which shall be chosen by the Company and which is reasonably acceptable to the Indemnitee. Thereafter, from time to time, upon receipt of a written request from Indemnitee, the Company shall fund the Trust in amounts sufficient to satisfy any and all Liabilities and Expenses reasonably anticipated at the time of such request for which the Company may indemnify Indemnitee hereunder. The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by mutual agreement of the Indemnitee and the Company or, if the Company and the Indemnitee are unable to reach such an agreement, by Independent Counsel selected jointly by the Company and the Indemnitee. The terms of the Trust shall provide that except upon the consent of the Indemnitee and the Company, (i) the Trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee, (ii) the Trustee shall advance to the Indemnitee, within 20 days of a request by the Indemnitee, any and all Expenses, the Indemnitee hereby agreeing to reimburse the Trustee of the Trust for all Expenses so advanced if a final determination is made by a court in a final adjudication from which there is no further right of appeal that the Indemnitee is not entitled to be indemnified under this Agreement, (iii) the Trust shall continue to be funded by the Company in accordance with the funding obligations set forth in this Section, (iv) the Trustee shall promptly pay to the Indemnitee any amounts to which the Indemnitee shall be entitled pursuant to this Agreement, and (v) all unexpended funds in the Trust shall revert to the Company upon a final determination by Independent Counsel selected by Indemnitee or a court of competent jurisdiction that Indemnitee has been fully indemnified with respect to the Proceeding giving rise to the funding of the Trust under the terms of this Agreement. The establishment of the Trust shall not, in any way, diminish the Company’s obligation to indemnify Indemnitee against Expenses and Liabilities to the full extent required by this Agreement.

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12.         Miscellaneous Provisions.

12.1         Severability: Partial Indemnity. If any provision or provisions of this Agreement (or any portion thereof) shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatever: (a) such provision shall be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or Liabilities of any type whatsoever incurred by Indemnitee in the investigation, defense, settlement or appeal of a Proceeding but not entitled to all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for such total amount except as to the portion thereof for which it has been determined that Indemnitee is not entitled.

12.2         Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

12.3         Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent not now or hereafter prohibited by law.

12.4         Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

12.5         Pronouns. Use of the masculine pronoun shall be deemed to include use of the feminine pronoun where appropriate.

12.6         Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties to this Agreement. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any of the provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be effective unless executed in writing.

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12.7         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)          If to Indemnitee, to:

Kenneth I. Moch

505 Meridian Parkway, Suite 340

Durham, NC 27713

Telephone: (919) 806-1074

Telefax: (919) 806-1146

(b)          If to the Company to:

Chimerix, Inc.

Attn: President

2505 Meridian Parkway, Suite 340

Durham, NC 27713

Telephone: (919) 806-1074

Telefax: (919) 806-1146

with a copy to:

Jason Kent, Esq.

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

12.8         Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

12.9         Entire Agreement. This Agreement represents the entire agreement and amends, restates and supersedes any prior indemnification agreement between the parties hereto. There are no other agreements, contracts or understanding between the parties hereto with respect to the subject matter of this Agreement, except as specifically referred to herein or as provided in Sections 7 and 2.1 hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Chimerix, Inc.

By:	/s/ George R. Painter III
George R. Painter III, Ph.D.
President and CEO

/s/ Kenneth I. Moch
10/20/2009
Kenneth I. Moch

Kenneth I. Moch October 20, 2009 Page 17

Exhibit B

Waiver and Release

You hereby agree and acknowledge that by signing this Waiver and Release, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1 of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Waiver and Release (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (hereafter, “Claim” or “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or Employee order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act and any similar Federal and state statute.

**	Claims under any other state or federal employment related statute, regulation or Employee order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

1 For purposes of this Waiver and Release, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

Kenneth I. Moch October 20, 2009 Page 18

**	Any other Claim arising under state or federal law.

You acknowledge and agree that, but for providing this Waiver and Release, you would not be receiving the economic benefits being provided to you under the terms of this Waiver and Release.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Waiver and Release. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Waiver and Release. Also, because you are over the age of 40 and consistent with the provisions of the Federal Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Waiver and Release by signing below and returning it to the Company.

You may rescind your assent to this Waiver and Release if, within seven (7) days after you sign this Waiver and Release, you deliver by hand or send by mail a written notice of rescission to the Company. The eighth day following your signing of this Waiver and Release is the Effective Date.

Also, consistent with the provisions of federal and state discrimination laws, nothing in this Waiver and Release shall be deemed to prohibit you from challenging the validity of this Waiver and Release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state equivalent. Further, nothing in this Waiver and Release shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Waiver and Release constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Waiver and Release in the event that you successfully challenge the validity of this Waiver and Release and prevail in any claim under the Discrimination Laws.

By:
Employee

Date:

Kenneth I. Moch October 20, 2009 Page 19

Exhibit C

Employee Proprietary Information and Inventions Agreement

CHIMERIX, INC.

Employee Proprietary Information
and Inventions Agreement

In consideration of my employment or continued employment by Chimerix, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.           Nondisclosure.

1.1           Recognition of Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (as defined below) of the Company and its affiliates, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information of the Company and its affiliates. I hereby assign to the Company and its affiliates any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its affiliates.

1.2           Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its affiliates. By way of illustration but not limitation, “Proprietary Information” includes (a) chemical compounds, building blocks, chemical libraries, reaction protocols for chemical libraries, chemical structures, chemical design and model relationship data, chemical databases, assays, samples, media and other biological materials, procedures and formulations for producing any such materials, products, processes, ideas, know-how, trade secrets, drawings, inventions, improvements, formulas, equations, methods, developmental or experimental work, research or clinical data, discoveries, developments, designs, techniques, instruments, devices, computer software and hardware (collectively, “Inventions”); and (b) information regarding research, development, new service offerings or products, marketing and selling, business plans, business methods, budgets, finances, licensing, collaboration and development arrangements, prices and costs, buying habits and practices, contact and mailing lists and databases, vendors, customers and clients, and potential business opportunities; and (c) information regarding the names, addresses, identities, skills and compensation of employees, independent contractors and consultants of the Company and its affiliates and (d) any other information regarding the Company, its affiliates and their businesses that the Company and its affiliates treat in a confidential manner and is not readily available to the public. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3           Third Party Information. I understand, in addition, that the Company and its affiliates have received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company and its affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel who need to know such information in connection with their work for the Company or its affiliates) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4           No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, except to the extent that such confidential information or trade secrets relate to any asset assigned to or owned by the Company or its affiliates, and I will not bring onto the premises of the Company or its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or its affiliates.

2.           Assignment of Inventions.

2.1           Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2           Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Prior Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party to whom it belongs and the fact that full disclosure as to such Prior Invention has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a product, process or development of the Company or its affiliates, the Company and its affiliates are hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub licensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined below) without the Company’s prior written consent.

2.3           Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are collectively referred to as “Company Inventions.”

2.4           Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 66-57.1 of the NC General Statutes (“Section 66-57.1”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of such notification.

2.5           Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within twelve (12) months after termination of my employment with the Company. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 66-57.1; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 66-57.1. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 66-57.1.

2.6           Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States government, as directed by the Company.

2.7           Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101).

2.8           Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.           Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.           Additional Activities; Nonsolicitation. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not, either directly or through others, induce, solicit or attempt to solicit any employee, independent contractor or consultant of the Company or any affiliate to terminate his or her relationship with the Company or such affiliate. At all times during my employment and thereafter, I will not use any Proprietary Information of the Company or any affiliate to induce, solicit or attempt to solicit any customer, client or vendor of the Company or any affiliate to terminate its relationship with the Company or such affiliate.

5.           No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.           Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company and its affiliates. I further agree that any property situated on the premises of the Company and its affiliates and owned by the Company and its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.           Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company and its affiliates, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.           Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.           Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.         General Provisions.

10.1         Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of North Carolina; as such laws are applied to agreements entered into and to be performed entirely within North Carolina between North Carolina residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in North Carolina for any lawsuit filed there against me by the Company arising from or related to this Agreement.

10.2         Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3         Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4         Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5         Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6         Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach, No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7         Legal Fees. In the event of a violation by me of this Agreement, I agree to pay to the Company all costs and expenses, including reasonable attorneys fees, court costs and ancillary expenses, incurred by the Company in enforcing its rights hereunder.

10.8         Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

10.9         Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: June 8, 2009.

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit B to this Agreement.

Dated:	10/19/09

/s/ Kenneth I. Moch
(Signature)

Kenneth I. Moch

Accepted and Agreed To:

Chimerix, Inc.

By:	/s/ Denise Berry

Title:	HR Mgr./ Financial Analyst

2505 Meridian Parkway, Suite 340
(Address)

Durham, NC 27713

Dated:	10/17/09

Kenneth I. Moch October 20, 2009 Page 20

Exhibit D

Mutual Agreement to Arbitrate Claims

Addendum to the Employment Agreement for Kenneth I. Moch

This Addendum to the Employment Agreement for Kenneth I. Moch (“Addendum”) is effective the 14th day of April, 2010, by and between Chimerix, Inc. (the “Company”) and Kenneth I. Moch (the “Executive”) (jointly the “parties”). This Addendum is attached to and made a part of the Employment Agreement between the Company and the Executive dated October 20, 2009 (the “Employment Agreement”).

Recitals

Whereas, the Company and the Executive are parties to the Employment Agreement and have mutually agreed to modify its terms; and

Whereas, pursuant to Section 7(c) of the Employment Agreement it may be modified or amended by a written agreement executed by the parties;

Now Therefore, in consideration of the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

1.           Employment.

Section 1(a) of the Employment Agreement is hereby amended to provide that the Company will employ Executive as the President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”) and all other provisions of the Employment Agreement relating to the Executive’s position and reporting requirements shall be updated accordingly to reflect such amendment.

2.           Equity Compensation.

The stock options to purchase shares of common stock of the Company granted to Executive at the April 14, 2010 Board meeting the “Modified Options”) shall fully satisfy the Company’s obligation to grant Executive the CEO Option and Performance Option (as defined in the Employment Agreement) pursuant to Section 3(d)(iii) of the Employment Agreement and any portion of Section 3(d)(iii) of the Employment Agreement which is inconsistent with, or obligates the Company to provide benefits in addition to, the terms of the Modified Options is hereby deleted from the Employment Agreement.

[Signature Page to Follow]

In Witness Whereof, the parties hereto have executed this Addendum to the Employment Agreement as of the date first above written. Except as specifically modified in this Addendum the terms of the Employment Agreement remain in full force and effect.

Company:		Executive:

Chimerix, Inc.		Kenneth I. Moch

By:	/s/ George R. Painter III	By:	/s/ Kenneth I. Moch
Name:		Name: Kenneth I. Moch
Title:

Date: 5/17/2010		Date: 5/17/2010

December 24, 2012

Mr. Kenneth I. Moch

68 Willow Avenue

Larchmont, New York 10538

Re:	Employment Agreement Clarification

Dear Ken:

This letter relates to your Employment Agreement with Chimerix, Inc. (the “Company”) dated October 20, 2009 (the “Employment Agreement”) to clarify that the benefits provided under the Employment Agreement are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). For good and valuable consideration, you and the Company agree that the Employment Agreement is hereby amended and clarified as set forth in this letter.

You understand and agree that if the severance benefits under your Employment Agreement are not covered by one or more exemptions from the application of Section 409A and the Release (as defined in the Employment Agreement) could become effective in the calendar year following the calendar year in which your “separation from service” under Section 409A occurs, the Release will not be deemed effective any earlier than the latest permitted date on which you may return the Release and permit such Release to become effective in accordance with its terms. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because you are a “specified employee” for purposes of Section 409A or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices and the terms of the Employment Agreement. In addition, you understand and agree that for purposes of receiving severance benefits pursuant to the Employment Agreement upon termination due to your disability, “disability” has the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4).

This letter agreement amends and clarifies the Employment Agreement only as expressly set forth herein. This letter, together with the Employment Agreement (including any exhibits and addendums thereto), forms the complete and exclusive statement of your employment agreement with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written.

Please sign and return this letter to us no later than December 31, 2012.

Sincerely,

Chimerix, Inc.

By:	/s/ Timothy W. Trost

Accepted:

/s/ Kenneth I. Moch	12/24/12
Kenneth I. Moch	Date